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EXHIBIT 9.4

EXECUTION COPY

STANDSTILL AGREEMENT

entered into as of

January 23, 2001

between

LIBERATE TECHNOLOGIES,

DELPHI ASSET MANAGEMENT CORPORATION,

US TRUST COMPANY OF DELAWARE,
AS CO-TRUSTEE,

AND

UNITED STATES TRUST COMPANY OF NEW YORK,
AS CO-TRUSTEE

    "Restricted Securities" means any (1) Common Shares and any other securities or rights convertible into or exchangeable or exercisable for such Common Shares and (2) any other voting securities of the Company or securities or rights convertible into exchangeable or exercisable for voting securities of the Company.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Shareholder Group" means Shareholder, the Trust and their respective Affiliates.

    "Total Voting Power" means the aggregate number of votes which may be cast by holders of outstanding Common Shares.

    "Trust Agreement" means the Irrevocable Trust Agreement by and among Delphi Asset Management Corporation, US Trust Company of Delaware and United States Trust Company of New York entered into as of January 23, 2001.

ARTICLE 2

COVENANTS OF SHAREHOLDER AND THE TRUST

    SECTION 2.01.  Acquisition of Restricted Securities.  During the term of this Agreement, Shareholder agrees that Shareholder will not, and will not permit its Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, ownership of any Restricted Securities.

    SECTION 2.02.  Sale or Transfer of Restricted Securities.  During the term of this Agreement, each of the Shareholder and the Trustee agrees that it will not, and will not permit its Affiliates to, sell, pledge, encumber or otherwise transfer, or agree to sell, pledge, encumber or otherwise transfer, directly or indirectly, any Restricted Securities, except:

      (a) to any Person, who, after giving effect to such sale, pledge, encumbrance or transfer, would beneficially own Common Shares representing in the aggregate 10% or less of Total Voting Power;

      (b) pursuant to a firm commitment, underwritten distribution to the public, registered under the Securities Act, in which the Shareholder Group uses its reasonable best efforts to effect as wide a distribution of such Restricted Securities as is reasonably practicable;

      (c) pursuant to Rule 144 under the Securities Act; provided that any such sale shall be subject to the volume and manner of sale limitations set forth in such rule, whether or not legally required;

      (d) pursuant to a tender or exchange offer made by the Company or not opposed by the Company's board of directors to the Company's stockholders or otherwise pursuant to an acquisition of control of the Company;

      (e) as a bona fide pledge to a financial institution; or

      (f)  with the prior written consent of the Company.

    SECTION 2.03.  Certain Actions.  During the term of this Agreement, each of Shareholder and the Trustee agrees that it will not:

      (a) "solicit", or become a "participant" in any "solicitation" of, any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Common Shares in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a "solicitation" other than pursuant to the terms of the Trust Agreement;

      (b) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Shares;

      (c) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the 1934 Act, or induce or attempt to induce any other person to initiate any stockholder proposal;

      (d) seek election to or seek to place a representative on the Board of Directors of the Company or, except with the approval of management of the Company, seek the removal of any member of the Board of Directors of the Company;

      (e) except with the approval of management of the Company, call or seek to have called any meeting of the stockholders of the Company; or

      (f)  otherwise act to seek to control, disrupt or influence the management, business, operations, policies or affairs of the Company.

    SECTION 2.04.  Voting by the Trust.  During the term of this Agreement, the Trustee agrees that it shall vote or cause to be voted all Common Shares owned by the Trust solely pursuant to the terms of the Trust Agreement.

ARTICLE 3

TERMINATION

    SECTION 3.01.  Termination.  This Agreement shall terminate upon the occurrence of any of the following:

      (a) the two-year anniversary of the termination of the Trust Agreement;

      (b) the dissolution, liquidation or winding up of the Company; or

      (c) any (i) merger or consolidation of the Company with or into any other corporation or corporations where the stockholders of the Company immediately prior to such transaction do not hold at least 50% of the outstanding voting equity securities of the surviving corporation after such merger or consolidation or (ii) sale of all or substantially all of the assets of the Company, except to any wholly-owned subsidiary of the Company.

ARTICLE 4

MISCELLANEOUS

    SECTION 4.01.  Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

    if to the Company, to:

    Liberate Technologies
    2 Circle Star Way
    San Carlos, CA 94070
    Fax: (650) 701-5258

    if to Shareholder, to:

    Delphi Asset Management Corporation
    6005 Plumas Street
    Suite 202
    Reno, NV 89509
    Fax: (775) 689-3412

    if to Trustee, to:

    US Trust Company of Delaware
    1300 Market Street
    Suite 605
    Wilmington, Delaware 19801
    Fax: (302) 428-9615

    and

    United States Trust Company of New York
    114 West 47th Street
    New York, New York 10036
    Fax: (212) 852-1626

or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication sdhall be effective when delivered at the address specified in this section 4.01.

    SECTION 4.02.  Amendments; No Waivers.

      (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Shareholder, the Company and the Trustee, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 4.03.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as of the date first above written.

    SECTION 4.04.  Governing Law.  This agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIBERATE TECHNOLOGIES
By:	/s/ MITCHELL E. KERTZMAN
	Name:	Mitchell E. Kertzman
	Title:	CEO
DELPHI ASSET MANAGEMENT CORPORATION
By:	/s/ BARBARA R. WALLACE
	Name:	Barbara R. Wallace
	Title:	President, CEO
US TRUST COMPANY OF DELAWARE, not in its individual capacity, but solely as Trustee of the Trust
By:	/s/ DEBRA W. PATTERSON
	Name:	Debra W. Patterson
	Title:	Assistant Vice President
UNITED STATES TRUST COMPANY OF NEW YORK, not in its individual capacity, but solely as Trustee of the Trust
By:	/s/ JAMES E. LOGAN
	Name:	James E. Logan
	Title:	Vice President

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  EXHIBIT 9.4